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Exhibit (a)(9)



                            [Translated from Hebrew]

                      Announcement to the Shareholders of

                        Wiztec Solutions Ltd. ("Wiztec")

           On 7.2.99, Convergys Israel Investments Ltd. ("Offeror"),
                          a wholly owned subsidiary of

                             Convergys Corporation

                                  commenced a

                                  Tender Offer

       according to which it offered to purchase all the Ordinary Shares
            (of par value NIS 1 each) of Wiztec in consideration of

                                US$25 per share

The tender offer will conclude on 7.30.99. The offeror does not intend to extend the offer unless required to do so by law.

  A shareholder interested in obtaining a copy of the offer to purchase or in receiving information with regard to the means of participating in the tender offer should contact:

                               Sharon Antokolitz
                                 E. Shalev Ltd.
                                  03.526.2665

   This announcement is for information only and is not an offer to purchase.
    A copy of the offer to purchase may be obtained as aforesaid and at the expense of the Offeror.